UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2013

China HGS Real Estate, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	001-34864	33-0961490
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

6 Xinghan Road, 19th Floor
Hanzhong City
Shaanxi Province, PRC 723000
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (86) 091-62622612

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 23, 2013, China HGS Real Estate, Inc., a Florida corporation (the “Company” or the "Borrower") entered into a project finance loan agreement (the "Loan Agreement") with China Construction Bank, Hanzhong Branch (the “Lender") for a working capital loan (the “Loan”). The Loan has a three-year term in the principal amount of RMB150 million (equal to approximately USD $24 million) at an interest rate, which is 5% over the benchmark interest rate, adjustable every twelve months from the date of the loan. The purpose of the loan is for the development of the Company’s Mingzhu Beiyuan project. The repayment of the loan is due and payable based on sales progress on the Mingzhu Beiyuan project and fixed milestone dates. The loan is pledged by the Company’s real estate properties in the Mingzhu Beiyuan project. The Loan is also subject to certain other customary terms and conditions as set forth therein.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the English translation of the Loan Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

No.	Description
10.1	English Translation of Loan Agreement dated August 23, 2013 by and between the Borrower and the Lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2013	China HGS Real Estate, Inc.

	By:	/s/Xiaojun Zhu
Name: Xiaojun Zhu
Title: Chief Executive Officer and Chairman

EXHIBIT INDEX

No.	Description
10.1	English Translation of Loan Agreement dated August 23, 2013 by and between the Borrower and the Lender.